Exhibit 99.3

ADS Waste Holdings, Inc.

PURSUANT TO THE EXCHANGE OFFER IN RESPECT OF

all outstanding unregistered 8 1⁄4% Senior Notes due 2020

(CUSIP# 00101LAA9; U0072LAA1)

that were issued on October 9, 2012

($550,000,000 principal amount)

for

8 1⁄4% Senior Notes due 2020

that have been registered under the Securities Act of 1933

($550,000,000 principal amount)

To Our Clients:

We are enclosing herewith a prospectus dated             , 2013 (the “Prospectus”) of ADS Waste Holdings, Inc. and the related letter of transmittal (the “Letter of Transmittal”), which together constitute the offer of ADS Waste Holdings, Inc. (the “Exchange Offer”) to exchange up to $550,000,000 aggregate principal amount of its 8 1⁄4% Senior Notes due 2020, which are registered under the Securities Act of 1933, as amended (the “exchange notes”), for any and all of its unregistered 8 1⁄4% Senior Notes due 2020 that were issued on October 9, 2012 (the “unregistered notes”), upon the terms and subject to the conditions set forth in the Prospectus and Letter of Transmittal.

Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on             , 2013 unless the Exchange Offer is extended by ADS Waste Holdings, Inc. in its sole discretion.

The Exchange Offer is not conditioned upon any minimum number of unregistered notes being tendered.

We are the holder of record of unregistered notes held by us for your account. A tender of such unregistered notes can be made only by us as the record holder and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender unregistered notes held by us for your account.

We request instructions as to whether you wish to tender any or all of the unregistered notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may make the representations contained in the Letter of Transmittal on your behalf.

Pursuant to the Letter of Transmittal, each holder of unregistered notes (a “Holder”) will represent to ADS Waste Holdings, Inc. that:

•	the exchange notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not the person is the Holder;

•	neither the Holder nor any other recipient of the exchange notes (if different than the Holder) is engaged in, intends to engage in, or has any arrangement or understanding with any person to participate in, the distribution of the unregistered notes or exchange notes;

•	neither the Holder nor any other recipient is an “affiliate” of ADS Waste Holdings, Inc. as defined in Rule 405 promulgated under the Securities Act or, if the Holder or such recipient is an affiliate, that the Holder or such recipient will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if the signatory is a broker-dealer, it has not entered into any arrangement or understanding with ADS Waste Holdings, Inc. or any “affiliate” of ADS Waste Holdings, Inc. as defined in Rule 405 promulgated under the Securities Act to distribute the exchange notes;

•	if the signatory is a broker-dealer, the signatory further represents and warrants that if it will receive exchange notes for its own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities, the signatory will deliver a prospectus meeting the requirements of the Securities Act (for which purposes, the delivery of the Prospectus, as the same may be hereafter supplemented or amended, shall be sufficient) in connection with any resale of exchange notes received in the Exchange Offer; and

•	the Holder is not acting on behalf of any person or entity that could not truthfully make these representations.

By acknowledging that you will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

Very truly yours,